Premises Lease Contract

Lessor (hereinafter, “Party A”):    ZHANG Xiangdong

Lessee (hereinafter, “Party B”):    Daqing Qingkelong Chain Commerce & Trade Co., Ltd.

In accordance with the Contract Law of the People’s Republic of China and the provisions of relevant laws and regulations, the Parties hereto have, on the basis of equality and voluntariness, reached the following agreement in connection with the leasing of the premises:

Article 1    Party A guarantees that the leased premises is in conformity with the relevant provisions of the State concerning lease of premises.

Article 2    Basic Information of the Premises

The Premises is located at 1, Nanreyuan Street, South of Dongfeng Road, Sartu District, Daqing City, Heilongjiang Province, with a building area totaling 4,897.64 square meters. The premises is free of any mortgages.

Article 3    Property Title Status of the Premises

Party A has the full title ownership of the premises, and shall present to Party B the real property title ownership certificate numbered NA234677.

Article 4    Term of Lease of the Premises

The lease term shall be valid for eight years, commencing December 20, 2010 and ending December 20, 2018. By June 28, 2010, Party A shall vacate the premises and deliver it to Party B for the latter’s use. The period commencing June 28, 2010 and ending December 19, 2010 is a rental-free renovation period given to Party B by Party A.

Article 5    Use of the Leased Premises

The use of the leased premises: the leased premises shall be used by Party B as office and supermarket premises.

Article 6    Rental and Payment

(1)           Annual rent: RMB1,200,000.00 (One Million Two Hundred Thousand Renminbi yuan).

(2)           Payment method: Party B shall pay the rentals in installments.

(a)
Party B shall pay the rental for the first three years (i.e., from December 20, 2010 to December 19, 2013) as a lump sum to Party A within 3 days of the effectiveness of the contract. The sum totals RMB3,600,000.00 (Three Millions Six Hundred Thousand Renminbi yuan).

(b)
Party B will pay the rental to Party B on a per 18-month basis, i.e., RMB1,800,000.00 (One Million Eight Hundred Thousand Renminbi yuan) per 18 months, within three months prior to the expiry of the term for which the rental is to be paid pursuant to Item (a) above.

Article 7    Other Expenses

Within the lease term, all expenses in connection with the premises as listed below shall be borne by Party B:

(1)           Water, electricity and heating bills and property management fees; and

(2)           Premises lease taxes and fees and other taxes and fees incurred from the premises.

Article 8    Delivery and Return of the Premises

(1)           Delivery: Party A shall deliver the premises to Party B pursuant to the agreed terms and conditions prior to June 28, 2010. The delivery shall be deemed to have completed subject to both Parties’ handing over and verification against, and affixation of their signatures and seals to, the List of Auxiliary Facilities and Equipment of the Premises. Party A shall, in the event of a ten-day delay in delivering the premises, pay Party B an overdue payment at a rate of RMB1,000 per day. If Party B fails to receive the delivery of the premises as scheduled for certain reasons, Party A will not be liable for the agreed overdue payment.

(2)           Return: Upon expiry of the lease term, Party B shall return the premises and its auxiliary facilities. During the lease term, Party B shall be entitled to use the lightings, air conditioners and elevators in the premises, and any of which having been removed and being no longer usable shall be returned to Party A by Party B.

Upon expiry of the lease term, Party B may take back any additional items provided by its own, to the extent that no destructive removals are made.

Article 9    Title Ownership

(1)           Party A shall ensure [that he has] the right to lease the leased premises. In the occurrence of any transfer, in full or in part, of the title ownership to the premises, creation of any other property right thereon or any other event prejudicing Party B’s rights and interests during the lease term, Party A shall ensure that the ownership holder, the owner of other rights or the other third party prejudicing Party B’s rights and interests are able to continue to comply with all the terms and conditions of this Contract; otherwise, Party A shall be liable for paying double compensation for any damage caused thereby to Party B’s rights and interests.

(2)           In the event of transfer or sale of the premises by Party A during the lease term, Party A shall give a three-month prior written notice to Party B, in which case Party B shall have the priority to purchase over a third party under the same condition.

(3)           In the event of any change of the title ownership to the premises during the lease term, this Contract shall have legal force between Party B and the new ownership holder.

Article 10    Rights and Obligations of the Parties

(1)           Party A’s rights and obligations

(a)	Party A must deliver the premises and auxiliary facilities to Party B for its use.

(b)	During the lease term, Party A shall not interfere Party B’s normal use of the premises.

(c)	Party A shall, before delivering the premises to Party B, settle the payment of the water, electricity and heating bills, property management fees and other expenses that shall be borne by Party A.

(2)           Party B’s Rights and Obligations

(a)	Party B has the right to renovate the premises according to its own needs to the extent that the main structure of the premises is not affected.

(b)
Party B shall pay the rentals as scheduled and in accordance with the provisions of this Contract. In the case of 30 day’s overdue of rent payment by Party B, Party A has the right to terminate the contract.

(c)
Party B has the right to add extra equipment in the premises. Upon expiry of the lease term, Party B will take the added equipment away and guarantee that the same will not affect the completion and normal use of the premises.

(d)
Party B shall use the said premises in a reasonable manner and inspect the safety condition of the premises and the electric circuit therein during the lease term. If any damage is caused to the premises due to improper use, Party B shall be liable for compensation.

Article 11    Termination of the Contract

(1)           If Party B needs to renew the lease after the expiration of the lease term, it shall give a three-month prior notice to Party A. The Parties shall negotiate on the renewal matters separately. Party B shall have the priority right to renew the lease under the same condition.

(2)           This Contract shall become effect immediately upon affixation of the signatures and seals of the Parties hereto, and shall not be arbitrarily terminated without both Parties’ consent. The two Parties may otherwise negotiate on any issues unaddressed herein.

Article 12    Liability for Breach

(1)           Party A shall not terminate the contract during the lease term. If Party A terminates the contract arbitrarily, he shall compensate for all losses caused to Party B due to the termination.

(2)           If any dispute arises between the two Parties from the performance of, or in connection with, this Contract, they shall conduct friendly negotiation first. If the negotiation fails, a suit may be filed with a people’s court having jurisdiction.

(3)           If any force majeure event (among others, earthquakes and demolition by the government) occurs during the performance of the contract, and as a result, the use of said premises cannot be continued, the Parties hereto shall not be liable for each other. The rentals shall be calculated on the basis of the actual number of days of use. The remaining fees will be refunded to Party B by Party A.

Article 13    Miscellaneous

(1)           This Contract is made in three copies, with Party A holding one and Party B holding two. The copies shall have the same legal effect.

(2)           After the effectiveness of this Contract, any change or supplement to the content hereof made by the Parties shall be in writing, and shall serve as the annexes hereto. The annexes shall have the same legal force as this Contract.

Party A (Signature): /s/ ZHANG Xiangdong

(attached with a photocopy of his ID)

Date: June 28, 2010

Party B: Daqing QKL Chain Commerce & Trade Co., Ltd.

(affixed with company seal)

Legal (or Authorized) Representative: /s/ WANG Zhuangyi

Date: June 28, 2010